As filed with the Securities and Exchange Commission on February 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNOVANT, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2771572
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

320 West 37th Street New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Immunovant, Inc. 2023 Inducement Plan

(Full titles of the plans)

Eva Renee Barnett

Chief Financial Officer

Immunovant, Inc.

320 West 37th Street

New York, NY 10018

(917) 580-3099

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc Recht

Brandon Fenn

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116

(617) 937-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933 (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents we filed with the SEC are incorporated by reference into this Registration Statement:

(a) Our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (the “Annual Report”), filed with the Commission on June 8, 2022; Pursuant to General Instruction E to Form S-8, the contents of the Prior Forms S-8 are incorporated by reference herein. In addition, the following documents we filed with the SEC are incorporated by reference into this Registration Statement:

(b) Our Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 5, 2022, for the quarterly period ended September  30, 2022, filed with the SEC on November 4, 2022 and for the quarterly period ended December  31, 2022, filed with the SEC on February 3, 2023;

(c) the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended March  31, 2022 from our definitive proxy statement relating to our 2022 annual meeting of stockholders, filed with the SEC on June 30, 2022;

(d) Our Current Reports on Form 8-K filed with the SEC on September  7, 2022 (only with respect to information filed under item 8.01), September 28, 2022 (only with respect to information filed under item 8.01), October  4, 2022 and January 9, 2023;

(e) The description of the Common Stock, which is contained in our Registration Statement on Form  8-A, filed with the SEC on May 9, 2019 (File No. 001-38906) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(f) All documents, reports and definitive proxy or information statements filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our Amended and Restated Certificate of Incorporation (the “Charter”) permits indemnification of our directors and officers to the fullest extent permitted by applicable law as it now exists or, with respect to directors, as such law may in the future be amended. In addition, the Charter provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law. Our Amended and Restated Bylaws provide that we will indemnify our directors and executive officers and permit us to indemnify our other officers, employees and other agents, in each case to the fullest extent permitted by the Delaware General Corporation Law or any other applicable law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was our director or officer, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of us or any of our subsidiaries.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act, that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Immunovant, Inc.	8-K	001 - 38906	3.1	December 20, 2019

4.2	Amended and Restated Bylaws of Immunovant, Inc.	8-K	001 - 38906	3.2	December 20, 2019

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Immunovant, Inc. 2023 Inducement Plan.	10-Q	001 - 38906	10.4	February 3, 2023

99.2	Form of Stock Option Grant Notice and Stock Option Agreement for the Immunovant, Inc. 2023 Inducement Plan.	10-Q	001 - 38906	10.5	February 3, 2023

99.3	Form of Restricted Stock Unit Grant Notice and Award Agreement for the Immunovant, Inc. 2023 Inducement Plan.	10-Q	001 - 38906	10.6	February 3, 2023

107*	Calculation of Filing Fee Table.

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York, New York, on February 3, 2023.

IMMUNOVANT, INC.

By:	/s/ Peter Salzmann, M.D.
Peter Salzmann, M.D., M.B.A.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Salzmann, M.D. and Eva Renee Barnett, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Salzmann, M.D., M.B.A.	Chief Executive Officer and Director (Principal Executive Officer)	February 3, 2023
Peter Salzmann, M.D., M.B.A.

/s/ Eva Renee Barnett	Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2023
Eva Renee Barnett

/s/ Frank M. Torti, M.D.	Executive Chairperson of the Board of Directors	February 3, 2023
Frank M. Torti, M.D.

/s/ Andrew Fromkin	Director	February 3, 2023
Andrew Fromkin

/s/ Douglas Hughes	Director	February 3, 2023
Douglas Hughes

/s/ George Migausky	Director	February 3, 2023
George Migausky

/s/ Atul Pande, M.D.	Director	February 3, 2023
Atul Pande, M.D.

/s/ Eric Venker, M.D., Pharm.D.	Director	February 3, 2023
Eric Venker, M.D., Pharm.D.